Exhibit 99.1
EDDIE BAUER REPORTS IMPROVED FIRST QUARTER 2007 RESULTS
REDMOND, WA, May 15, 2007 — Eddie Bauer Holdings, Inc. (NASDAQ: EBHI) today reported financial results for the first quarter of fiscal year 2007.
For the first quarter ended March 31, 2007, total revenues increased by approximately 10.0% to $214.0 million from $194.5 million in the first quarter last year. Total revenues for the first quarter of 2007 included net merchandise sales of $200.0 million, shipping revenues of $8.7 million, licensing royalty revenues of $3.5 million, royalty revenues from foreign joint ventures of $1.5 million, and other revenues of $0.3 million. In the first quarter of 2006, total revenues included net merchandise sales of $180.5 million, shipping revenues of $8.2 million, licensing royalty revenues of $3.9 million, royalty revenues from foreign joint ventures of $1.7 million, and other revenues of $0.2 million.
Net merchandise sales for the first quarter of 2007 included $136.4 million of sales from the Company’s retail and outlet stores and $63.6 million of sales from its direct channel, which includes sales from its catalogs and websites. This compares to $125.9 million of sales from the Company’s retail and outlet stores and $54.6 million of sales from its direct channel in first quarter of fiscal 2006. Comparable store sales for the first quarter of 2007 increased by 9.5%, and sales in the Company’s direct channel increased 16.3%. Comparable store sales include net sales from retail and outlet stores that have been open for one complete fiscal year.
Gross margin for the first quarter of 2007 was $58.6 million, an increase of $10.0 million from $48.6 million for the first quarter of 2006. Gross margin percentage for the first quarter of 2007 rose to 29.3%, up from 26.9% in the first quarter of fiscal 2006. The increase was due primarily to a decrease in occupancy costs as a percentage of net merchandise sales.
The Company reported a net loss for the first quarter of 2007 of $44.8 million, or $1.47 per diluted share, compared to a net loss of $35.6 million, or $1.19 per diluted share, in the same period in 2006. The net loss of $44.8 million in the first quarter of 2007 included non-recurring expenses totalling approximately $16.4 million including a previously announced $5 million merger termination fee and $1.4 million in legal fees and expenses related to the Company’s proposed sale to an affiliate of Sun Capital Partners and Golden Gate Capital; $8.4 million of expenses, including $3.2 million of accelerated stock-based compensation expense, related to the resignation of the Company’s former Chief Executive Officer; and a $1.6 million legal settlement. The net loss of $35.6 million for the first quarter of 2006 included a loss from discontinued operations of $534,000.
Income tax benefit for the first quarter of fiscal 2007 was $1.1 million compared to $3.9 million in the first quarter of 2006.
Income (loss) from continuing operations before income taxes, interest expense and depreciation and amortization expense, or EBITDA, for the first quarter of 2007 was a loss of $25.8 million, compared to a loss of $19.5 million for the first quarter of 2006. EBITDA for the first quarter of 2007 exclusive of the aforementioned non-recurring expenses was a loss of $9.4 million. EBITDA is a non-GAAP financial measure that management believes is an important metric because it is a key factor in how it measures operating performance. See Unaudited Supplemental Financial Information for a reconciliation of EBITDA to its most comparable GAAP measure of loss from continuing operations before income tax benefit. In addition, the Company incurred pre-tax, non-cash stock compensation expense of $4.7 million in the first quarter of 2007, which includes the $3.2 million related to the resignation of the former Chief Executive Officer, compared to stock-based compensation expense of $3.3 million in the first quarter of 2006.

“During the first quarter, we were happy to see a continuation of the improved business trends we experienced during the fourth quarter of 2006,” said Howard Gross, Interim Chief Executive Officer of Eddie Bauer. “Customers have responded positively to our refocused merchandise assortment, which is more in line with the needs and preferences of our core customers and capitalizes on our brand’s unique outdoor heritage. Our strategy is to continue to refine and enhance our product line in order to drive comparable store sales growth in both our retail and direct channels, and we are encouraged that the initial changes we have been making appear to be resonating with consumers.”
The Company further noted that, while it is pleased that first quarter EBITDA results exclusive of the non-recurring expenses are improved from last year, it must continue to make improvements to the merchandise collection and improve same store sales and sales per square foot in its retail and outlet channel and increase sales in its direct channel in order to develop a sustainable trend of improving results.
On April 4, 2007, the Company completed a refinancing of its outstanding debt, replacing its previous $274 million senior secured term loan with a new $225 million term loan and $75 million in 5.25% convertible senior notes due 2014. The new financing package provides the Company with greater financial flexibility and lower interest expense as it implements its turnaround strategy. The Company will recognize a loss on extinguishment of debt of $3.3 million in its second fiscal quarter resulting from the write-off of deferred financing fees on the previous term loan.
As of March 31, 2007, the Company operated 367 retail and outlet stores in total, consisting of 251 retail stores and 116 outlet stores. During the first quarter, the Company opened one retail store and two outlet stores and closed 29 retail stores and one outlet store.
CONFERENCE CALL
The Company plans to host a conference call on May 15, 2007, at 1:30 p.m. PDT (4:30 p.m. EDT) to discuss its results for the first quarter of fiscal 2007.
•	To access the live conference call, participants may dial 866-316-1365 or 913-312-6675.

•	Webcast participants may sign up at the investors section of Eddie Bauer’s website (http://investors.eddiebauer.com/events.cfm).

•	A recorded replay of the conference call may be accessed through the Company’s website. In addition, a telephonic replay will be available through May 22, 2007 by dialing 888-203-1112 or 719-457-0820 and entering the code 3714169.
ABOUT EDDIE BAUER
Established in 1920 in Seattle, Eddie Bauer is a specialty retailer that sells casual sportswear and accessories for the modern outdoor lifestyle. Eddie Bauer believes the Eddie Bauer brand is a nationally recognized brand that stands for high quality, innovation, style and customer service. Eddie Bauer products are available at 367 stores throughout the United States and Canada, through catalog sales and online at www.eddiebauer.com and www.eddiebaueroutlet.com. Eddie Bauer also participates in joint venture partnerships in Japan and Germany and has licensing agreements across a variety of product categories.
SAFE HARBOR STATEMENTS
This press release contains forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential” and similar expressions. All of the forward-looking statements contained in this press release are based on estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known factors. Although we believe such estimates and assumptions are reasonable, they are inherently uncertain and involve risks and uncertainties. In addition, management’s assumptions about future events may prove to be inaccurate. We caution you that the forward-looking statements contained in this press release are not guarantees of future events, and we cannot assure you that such statements will be realized. In all likelihood, actual results will differ from those contemplated by such forward-looking statements as a result of a variety of factors, including our inability to hire, retain and train key personnel; delays in enhancement of our disclosure controls and procedures; our inability to revitalize Eddie Bauer as a premium quality brand; changes in general economic conditions, consumer confidence and consumer spending patterns; risks associated with legal and regulatory matters; risks associated with rising energy costs; risks associated with reliance on information technology; challenges as a result of our involvement in our former parent’s bankruptcy process; the diversion of management’s attention from operations while establishing post-emergence infrastructure; our inability to improve profitability of our retail stores, catalogs and website operations; our inability to source our requirements from our current sourcing agents; a significant disruption in our back-end operations; the inability of our joint venture partners to operate our joint ventures effectively; our inability to protect our trademarks and other proprietary intellectual property rights; unseasonable or severe weather conditions; our inability to use our net operating losses to reduce taxes; and the other risks identified in our periodic reports filed pursuant to the Securities Exchange Act of 1934, as amended. Except as required by law, we undertake no obligation to update any of these forward-looking statements.
—Tables Follow—
Contact:
Wendi Kopsick/Micheline Tang
Kekst and Company
212-521-4800

EDDIE BAUER HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS

	As of	As of
	March 31,	December 30,
	2007	2006
	(Unaudited)	(Audited)
	($ in thousands)
Cash and cash equivalents	$3,305	$53,174
Accounts receivable, less allowances for doubtful accounts of $1,156 and $1,274, respectively	21,137	29,774
Inventories	155,141	153,778
Prepaid expenses	24,491	23,572
Financing receivables	29,461	45,978
Deferred tax assets — current	2,600	2,345

Total Current Assets	236,135	308,621
Property and equipment, net of accumulated amortization of $68,625 and $57,855, respectively	179,477	177,344
Goodwill	114,765	114,765
Trademarks	185,000	185,000
Other intangible assets, net	27,707	29,720
Other assets	22,817	24,490
Deferred tax assets — noncurrent	17,851	15,970

Total Assets	$783,752	$855,910

Trade accounts payable	$35,981	$40,092
Bank overdraft	9,342	13,622
Accrued expenses	85,825	100,460
Current liabilities related to securitization note	26,515	41,380
Short-term borrowings	244	—
Current portion of long-term debt	8,000	8,000

Total Current Liabilities	165,907	203,554
Deferred rent obligations	23,791	18,935
Unfavorable lease obligations, net	4,486	4,679
Long-term debt	265,750	266,500
Other non-current liabilities	2,931	270
Pension and other post-retirement benefit liabilities	15,142	15,331

Total Liabilities	478,007	509,269
Commitments and Contingencies
Common stock:
Eddie Bauer Holdings, Inc. $0.01 par value, 100 million shares authorized; 30,448,520 and 30,309,931 shares issued and outstanding as of March 31, 2007 and December 30, 2006, respectively	304	303
Treasury stock, at cost	(157)	(157)
Additional paid-in capital	583,060	578,402
Accumulated deficit	(279,881)	(234,771)
Accumulated other comprehensive income, net of taxes of $1,485 and $1,759, respectively	2,419	2,864

Total Stockholders’ Equity	305,745	346,641

Total Liabilities and Stockholders’ Equity	$783,752	$855,910

EDDIE BAUER HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three	Three
	Months Ended	Months Ended
	March 31,	April 1,
	2007	2006
	($ in thousands, except earnings per
	share)
	(Unaudited)
Net sales and other revenues	$213,985	$194,501
Costs of sales, including buying and occupancy	141,425	131,960
Selling, general and administrative expenses	111,797	96,321

Total operating expenses	253,222	228,281
Operating loss	(39,237)	(33,780)
Interest expense	6,806	5,748
Other income	1,571	966
Equity in losses of foreign joint ventures	(1,424)	(396)

Loss from continuing operations before income tax benefit	(45,896)	(38,958)
Income tax benefit	(1,115)	(3,921)

Loss from continuing operations	(44,781)	(35,037)
Loss from discontinued operations (net of income tax expense (benefit) of $0 and $0, respectively)	—	(534)

Net loss	$(44,781)	$(35,571)

Income (loss) per basic and diluted share:
Loss from continuing operations per share	$(1.47)	$(1.17)
Loss from discontinued operations per share	—	(0.02)
Net loss per share	$(1.47)	$(1.19)
Weighted average shares used to compute income (loss) per share:
Basic	30,388,582	29,991,684
Diluted	30,388,582	29,991,684

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Unaudited ($ in thousands)

	Three Months Ended	Three Months Ended
	March 31,	April 1,
	2007	2006
Loss from continuing operations before income tax benefit	$(45,896)	$(38,958)

Interest expense	6,806	5,748

Depreciation and amortization	13,285	13,700

EBITDA	$(25,805)	$(19,510)
Merger termination fee	5,000	—
CEO severance charges	8,418	—
Legal and other costs related to terminated merger agreement	1,396	—
Litigation settlement	1,600

EBITDA, excluding certain non-recurring expenses	$(9,391)	$(19,510)